     As filed with the Securities and Exchange Commission on December 17, 1997

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               __________________

                          Nextel Communications, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                                   36-3939651
                        (State or Other Jurisdiction of
                         Incorporation or Organization)
                                (I.R.S. Employer
                             Identification Number)

                    1505 Farm Credit Drive, McLean, Virginia
                                     22102
                    (Address of Principal Executive Offices)
                                   (Zip Code)

          Nextel Communications, Inc. Cash Compensation Deferral Plan
                              (Full title of plan)

                             Thomas J. Sidman, Esq.
                       Vice President and General Counsel
                          Nextel Communications, Inc.
                             1505 Farm Credit Drive
                             McLean, Virginia 22102
                    (Name and address of agent for service)

                                 (703) 394-3000
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                      Proposed       Proposed
                       Amount     Maximum Offering   Maximum         Amount of
Title of Securities     to be          Price         Aggregate     Registration
 to be Registered    Registered(1)  Per Share(2)  Offering Price(2)     Fee

Deferred Compensation $10,000,000       n/a          $10,000,000      $2,950
Obligations

     (1) The Deferred Compensation Obligations represent unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the provisions of Nextel Communication Inc.'s Cash Compensation Deferral Plan. The amount to be registered represents the dollar amount of the compensation deferred and deemed invested in accordance with the Nextel Communications, Inc. Cash Compensation Deferral Plan.

     (2) In accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), this estimate is made solely for purposes of computing the amount of the registration fee.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

     The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents heretofore filed by Nextel Communications, Inc. (the "Company" or "Nextel") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission on March 31, 1997;

     (ii) Quarterly Reports on Form 10-Q for the quarters ended (a) March 31, 1997 dated and filed with the Commission on May 15, 1997, (b) June 30, 1997 dated and filed with the Commission on August 12, 1997 and (c) September 30, 1997 dated and filed with the Commission on November 14, 1997;

     (iii) Current Reports on Form 8-K: (a) dated and filed with the Commission on January 21, 1997, (b) dated and filed with the Commission on February 7, 1997, (c) dated and filed with the Commission on March 18, 1997, (d) dated and filed with the Commission on April 15, 1997, (e) dated June 2, 1997 and filed with the Commission on June 3, 1997, (f) dated and filed with the Commission on June 17, 1997, (g) dated and filed with the Commission on July 9, 1997, (h) dated and filed with the Commission on July 16, 1997, (i) dated July 21, 1997 and filed with the Commission on July 22, 1997, (j) dated and filed with the Commission on September 5, 1997, (k) dated and filed with the Commission on September 9, 1997, (l) dated and filed with the Commission on September 22, 1997 and (m) dated and filed with the Commission on October 23, 1997; and

     (iv) Proxy Statement, dated as of April 18, 1997, filed in definitive form on April 21, 1997 with the Commission with respect to the information required to be included herein by Items 401 (management), 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

     All documents filed by Nextel pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Company's Cash Compensation Deferral Plan (the "Plan") have been sold or deregistering all securities then remaining unsold thereunder shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing thereof.

Item 4.  Description of Securities.

     The securities being registered represent unsecured obligations (the "Obligations") of the Company to pay to Eligible Employees and Eligible Directors (the "Participants") who participate in the Plan, upon their retirement, death, disability, certain change of control events or upon one or more future date(s) specified by such Participant's salary or bonus (together with any gains, earnings or losses thereon), the receipt of which the Participants have elected to defer. The Obligations also may represent amounts that the Company has elected to contribute to a Participant's account(s) under the Plan. Amounts deferred or contributed to a Participant's account(s) are credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options and procedures adopted from time to time pursuant to the Plan. Any amounts deferred or contributed to a Participant's account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the

Committee (as hereinafter defined) in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at the rate applicable to U.S. Treasury Bills having a maturity of thirty (30) days as in effect from time to time during the relevant period.

     The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), which is granted authority to delegate administration of the Plan to one or more groups, committees, individuals or entities (the Compensation Committee, together with any such delegated parties, the "Committee").

     Before the first day of each calendar year (or within 31 days of the commencement of service for an Eligible Employee or Eligible Director, as the case may be, whose eligibility to participate in the Plan commences other than on the first day of a calendar year), or on or before such other date(s) by that the Committee may, in its sole discretion, establish or designate for such purpose, a Participant may file with the Committee a deferred compensation agreement pursuant to which such Participant elects to make deferrals of base salary and/or bonus compensation for or with respect to such year, provided that elections to defer bonus compensation payable in 1998 may be made on or prior to December 31, 1997. Any such Participant election shall be subject to any maximum or minimum percentage or dollar amount limitations (which, as of the effective date of the Plan, shall include a maximum base salary deferral limit of 90% of a Participant's base salary and a minimum deferral limitation of $1,000 per year, which limitation may be changed by the Committee in its sole discretion), and to any other rules prescribed by the Committee in its sole discretion.

     Any distribution to a Participant of base salary deferrals, bonus compensation deferrals and Company contributions (together with any gains, earnings or losses thereon) shall be made as soon as practicable following the date the deferral period for such amounts ends and may be made in a lump-sum or in annual or quarterly installments as directed by the Participant. The Plan provides for lump-sum distributions of deferrals (i) if a Participant ceases to be an employee (unless the Committee, in its sole discretion, elects to defer such distribution and/or make such distribution in installments as permitted by the Plan),(ii) at the election of the Participant upon the occurrence of certain events that constitute a Change in Control, or upon the disability or death of the Participant subject, in certain of such cases, to the right of the Participant or the Participant's beneficiary to elect or request a different distribution schedule as permitted by the Plan. The Plan also permits Participant's to request certain hardship and other withdrawals subject to specified limitations and to specified forfeiture and non-participation requirements contained in the Plan.

     The Obligations are unsecured general obligations of the Company. The Obligations are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies) will be null and void. There is no trading market for the Obligations.

     The Obligations are not convertible to any security of the Company. No trustee has been created or appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Company may (but shall not be obligated to) establish a trust or trusts, or such other funding devices as the Committee shall deem appropriate, advisable or desirable, which may take the form of grantor trusts, may be revocable or irrevocable, and may have independent trustees (such trusts or other funding devices collectively "Trusts"). Neither Participants, their Beneficiaries nor their legal representatives shall have any right, actual or beneficial, other than the right of an unsecured general creditor, against the Company or against any of such Trusts in respect of any portion of a Participant's account. The Company has no obligation to make or to continue to make any contributions to any Trusts that may be established in connection with the Plan and any such contributions, if made, shall be made (and may be discontinued) in the sole discretion of the Company. By electing to defer any amount pursuant to the Plan, each Participant acknowledges and agrees that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's hypothetical investment directions in any actual investment the Company may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Set forth below is a description of certain provisions of the Restated Certificate of Incorporation of Nextel (the "Nextel Charter"), the Amended and Restated By-laws of Nextel (the "Nextel By-laws") and the Delaware General Corporation Law (the "DGCL"). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws and the DGCL.

     Elimination of Liability in Certain Circumstances. The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     While Article 7 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of
Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and does not apply to officers of Nextel who are not directors.

     Indemnification and Insurance. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Article 6 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

     On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the "Indemnification Agreement") with each director of Nextel, and Nextel has entered into an Indemnification Agreement with each director.

     One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the "Indemnitees") may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the Indemnitee's position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the
Indemnitee:

     (i) which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

     (ii) based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to Section 16(b) of the Exchange Act and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of
Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

     In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

     The Indemnification Agreements also are intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee's rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit
Number         Description of Exhibits

4.1       -    Nextel Communications, Inc. Cash  Compensation Deferral  Plan.

5         -    Opinion of Jones, Day, Reavis and Pogue.

23.1      -    Consent of Jones, Day, Reavis and Pogue (included in Exhibit 5).

23.2      -    Consent of Deloitte & Touche LLP.

24        -    Powers of Attorney of Directors and certain Officers of Nextel

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Nextel certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, the Commonwealth State of Virginia, on the 17th day of December, 1997.

                                        NEXTEL COMMUNICATIONS, INC.


                                        By:/s/Thomas J. Sidman
                                           __________________________________
                                           Thomas J. Sidman
                                           Vice President and General Counsel

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Name                          Title                                   Date

          *
_____________________         Chairman of the Board, Chief
Daniel F. Akerson             Executive  Officer and Director
                              (Principal Executive Officer)

          *
_____________________         Vice President and Chief Financial
Steven M. Shindler            Officer (Principal Financial Officer)

          *
_____________________         Vice President and Controller
William  Arendt               (Principal  Accounting Officer)

          *
_____________________         Vice Chairman of the Board and Director
Morgan E. O'Brien

          *
_____________________         President, Chief Operating Officer and Director
Timothy M. Donahue


_____________________         Director
Keith J. Bane

_____________________         Director
Craig O. McCaw

          *
______________________        Director
Keisuke Nakasaki

          *
______________________        Director
Masaaki Torimoto

          *
______________________        Director
Dennis M. Weibling

          *
______________________        Director
William E. Conway, Jr.


          *
______________________        Director
Frank M. Drendel


/s/ Thomas J. Sidman          Attorney-in-Fact               December 17, 1997
______________________
Thomas J. Sidman*

                                    EXHIBITS

Exhibit
Number         Description of Exhibits

4.1       -    Nextel Communications, Inc. Cash  Compensation Deferral Plan.

5         -    Opinion of Jones, Day, Reavis and Pogue.

23.1      -    Consent of Jones, Day, Reavis and Pogue (included in Exhibit 5).

23.2      -    Consent of Deloitte & Touche LLP.

24        -    Powers of Attorney of Directors and certain Officers of Nextel.